Exhibit 99.1

GENCOR RELEASES FIRST QUARTER 2015 RESULTS

February 6, 2015 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenues for the quarter ended December 31, 2014 of $6.3 million compared to $10.0 million in net revenues for the quarter ended December 31, 2013. Gross margin decreased from 15.3% for the quarter ended December 31, 2013 to 5.5% for the quarter ended December 31, 2014, due to lower net revenues. Product engineering and development expenses decreased $51,000 to $329,000 for the quarter ended December 31, 2014. Selling, general and administrative expenses decreased $84,000 to $1,650,000 for the quarter ended December 31, 2014. Operating loss for the quarter ended December 31, 2014 was $(1.6) million, compared to an operating loss of $(0.6) million for the quarter ended December 31, 2013.

The Company’s first quarter is typically the lowest in revenues and income recognition due to the normal cyclicality of our industry whereby during this quarter contractors tend to place orders for equipment for Spring delivery. Thus, our Engineering and Manufacturing operations, and cash outflow, are at peak, while revenue recognition tends to be deferred.

For the quarter ended December 31, 2014, the Company had a non-operating loss of $(0.1) million compared to non-operating income of $1.5 million for the quarter ended December 31, 2013. Net loss for the quarter ended December 31, 2014 was $(1.1) million, or $(0.12) per basic and diluted share, compared to net income of $0.5 million, or $0.05 per basic and diluted share for the quarter ended December 31, 2013.

At December 31, 2014, the Company had $92.6 million of cash and marketable securities compared to $94.3 million at September 30, 2014. The decrease is primarily due to the timing of expenses incurred and progress payments received on ongoing projects. Net working capital was $106.8 million at December 31, 2014. The Company had no debt outstanding at December 31, 2014.

E.J. Elliott, Gencor’s Chairman, stated, “Order activity has remained weak throughout the quarter in what historically is the busiest selling period. As stated in the prior quarter, the Company does not anticipate a significant improvement in sales until a longer term highway bill is signed. The Company is actively working to expand its product offerings which will help grow the business.”

Gencor Industries is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials, synthetic fuels, and environmental control machinery and equipment used in a variety of industrial applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2014; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000